Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Peraso, Inc. of our report dated March 29, 2023, relating to their consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Peraso, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.

Los Angeles, California

June 16, 2023